Exhibit 99.1

Nevro Announces Director Appointment

Industry Veteran Sue Siegel Joins the Board

Founding Investor and Longtime Director Wilfred Jaeger Steps Down

REDWOOD CITY, Calif., December 3, 2020 – Nevro Corp. (“Nevro”) (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, announced that Susan E. Siegel has been appointed as a member of the Board of Directors (the “Board”), effective December 2, 2020. Ms. Siegel succeeds Wilfred Jaeger, a founding investor in the company with nearly a decade of service to Nevro.

“On behalf of the entire Board, I thank Wilf for his many contributions to Nevro’s success,” said D. Keith Grossman, Chairman, President and CEO of Nevro. “Wilf’s visionary investment in the early days of Nevro was instrumental in developing a life-changing technology for tens of thousands of patients suffering from chronic pain. We wish Wilf the very best, and thank him for his influence and support over the years.”

“I would like to welcome Sue, who has over thirty years of experience in life sciences and healthcare, including advancing novel technologies and overseeing companies with high growth potential, to the Nevro Board,” Mr. Grossman said. “We look forward to Sue’s contributions to our Board of Directors and the continuing success of Nevro.”

“I’m excited to be joining Nevro’s Board,” said Ms. Siegel. "I was attracted to the powerful combination of Nevro’s leading-edge technology, now being applied to important growth markets, and its stellar leadership team. Learning that Nevro’s products have been life changing for so many, with future untapped opportunities to profoundly impact people’s health, inspired me. I look forward to partnering with Keith, the Board, and the team to contribute to Nevro’s growth.”

Ms. Siegel has been at the forefront of disruptive technology and business model trends, encouraging companies large and small to adopt them for growth. Most recently, at General Electric, she held the positions of Chief Innovation Officer for GE and CEO of GE Ventures & Licensing from 2012-2019. Prior to joining GE, she led healthcare and life science investments as a General Partner at Mohr Davidow Ventures. Ms. Siegel also served as President and a member of the board of directors at Affymetrix Inc., leading the company’s transformation from an early-revenue startup to a global, multibillion-dollar market cap genomics leader. After transitioning to a corporate career from academic work in molecular biology and biochemistry, Ms. Siegel held executive leadership roles at Amersham, DuPont, and Bio-Rad. She currently serves on the boards of Illumina, Inc. and Align Technology, Inc.

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About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies. The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

Investor Relations:

Julie Dewey

Vice President, Investor Relations and Corporate Communications

julie.dewey@nevro.com

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